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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cymer, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-16559, No. 333-99975, No. 333-88616, No. 333-67491, No. 333-48242, No. 333-69736, No. 333-58554, No. 333-109544, No. 333-118496, No. 333-127748, No. 333-142621, and No. 333-145089) on Form S-8 and (No. 333-88496) on Form S-3 of Cymer, Inc. of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Cymer, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2008, and the related consolidated financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Cymer, Inc.

        Our report refers to Cymer Inc.'s adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, for fair value measurements of all financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis, effective January 1, 2008, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective January 1, 2007.

/s/ KPMG LLP

San Diego, California
February 27, 2009

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm